Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks, Inc.
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS ANNOUNCES AGREEMENT WITH RAMIUS

SANTA CLARA, Calif.; October 14, 2010 – Extreme Networks, Inc. (Nasdaq: EXTR) and Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (together with its affiliates, “Ramius”), announced today that they have reached a settlement agreement related to the Company’s 2010 annual meeting of stockholders.

Under the terms of the settlement agreement, the Board has been increased from eight to nine members, and the Company and Ramius have agreed to a process by which an independent director will be selected to fill the vacancy. Ramius is entitled to make recommendations of independent directors with relevant business experience and the Extreme Networks board will either elect such person to the board, or Ramius will be entitled to make another recommendation, until the new director has been chosen. In addition, Extreme Networks will include a proposal in its proxy statement for its upcoming annual meeting to amend its charter to declassify the Company’s Board of Directors, with the declassification to be complete by the 2013 annual meeting.

Gordon Stitt, Chairman of the Board of Extreme Networks, said, “Reaching this agreement, we believe, serves the best interests of the Company, its stockholders and customers. We look forward to working productively with Ramius to select an additional Board member, and to our Board working collectively to enhance value for all of our stockholders.”

Jeffrey C. Smith, Partner Managing Director of Ramius, said, “We are pleased to have reached this agreement with Extreme Networks. We look forward to working constructively with the Board as the Company works toward significantly improving profitability and achieving its goal of double-digit operating margins.”

As part of the settlement agreement, Ramius has withdrawn its director nominees for consideration at the 2010 annual meeting and its stockholder proposal relating to the declassification of the Board. In addition, Ramius has agreed to vote in favor of all nominees for election to the Board at the 2010 annual meeting.

The Company will file the full text of the settlement agreement today with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K.

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.

About Extreme Networks, Inc.

Extreme Networks provides converged Ethernet network infrastructures that support data, voice and video for enterprises and service providers. The company’s network solutions feature high performance, high availability and scalable switching solutions that enable organizations to address real-world communications challenges and opportunities. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

Extreme Networks is either a registered trademark or trademark of Extreme Networks, Inc. within the United States and other countries.

###